Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement on Form S-3 (SEC File No. 333-139576) and related Prospectus of Veri-Tek International, Corp., for the registration of 4,004,000 shares of its common stock and to the incorporation by reference therein of our report dated April 9, 2007, relating to the consolidated financial statements of Veri-Tek International, Corp. and its subsidiaries for the year ended December 31, 2006, which was included in the Annual Report on Form 10-K/A of Veri-Tek International, Corp., filed May 17, 2007, with the Securities and Exchange Commission.

/s/ UHY LLP
UHY LLP

Sterling Heights, MI

May 31, 2007